EXHIBIT 11.1

                        DENAMERICA CORP. AND SUBSIDIARIES
              Statement re: computation of per share income (loss)
                 (In thousands, except share and per share data)


                                                              Period ended
                                                              ------------
                                                         July 3,        July 2,
                         Description                      1996            1997
                         -----------                   -----------    ----------
                                                       (14 weeks)     (13 weeks)

Income (loss) before extraordinary item............       $697          $(350)
Extraordinary item - loss on extinguishment
    of debt........................................       ----            ----
                                                          ----            ----

Net Income (loss) .................................        697           (350)

Less:  Preferred stock dividend and accretion......       ----            ----
                                                          ----            ----

Net income (loss) applicable to common shareholders       $697          $(350)
                                                          ====          ======

Income (loss) before extraordinary item per
   common and common equivalent share..............       $.05          $(.03)
Extraordinary item - loss on extinguishment
   of debt per common and common equivalent
   share...........................................       ----            ----
                                                          ----            ----

Net income (loss) per common and common
equivalent share...................................       $.05          $(.03)
                                                          ====          ======

Weighted average common and common equivalent
   shares outstanding.............................. 13,649,000      13,414,000
                                                    ==========      ==========
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